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Eradication of Minimal Residual Disease Reported in Patients with Chronic
Lymphocytic Leukemia Treated with Chemotherapy plus Genasense®

Responses Confirmed in Phase 2 and Phase 3 Trials of Genasense Combined
with Fludarabine plus Cyclophosphamide or Rituximab

BERKELEY HEIGHTS, NJ – June 3, 2006 – Genta Incorporated (Nasdaq: GNTA) announced the presentation of data showing that its lead anticancer drug, Genasense® (oblimersen sodium) Injection, induced remissions that were associated with elimination of minimal residual disease (MRD). These results were assessed by flow cytometry when Genasense treatment was employed in combination with fludarabine plus cyclophosphamide or rituximab (Rituxan®; Genentech/IDEC) in patients with chronic lymphocytic leukemia (CLL). Data from these studies were presented today at the annual meeting of the American Society of Clinical Oncology (ASCO) in Atlanta, GA.

Flow cytometry is a laboratory method whereby small numbers of leukemia cells can be detected that would otherwise be missed by conventional techniques. Under certain circumstances, the elimination of MRD has been proposed as a surrogate marker for other measures of patient benefit.

In the Phase 3 study, 241 patients were treated with fludarabine plus cyclophosphamide (Flu/Cy) with or without Genasense. This randomized trial met its primary endpoint: the addition of Genasense increased the proportion of patients who achieved CR/nPR from 7% in the Flu/Cy-only arm to 17% in the Genasense arm (P = 0.025). With 24 months of minimum followup, the duration of CR/nPR was significantly longer in patients treated with Genasense compared with patients who received Flu/Cy-only (median = not reached vs. 22 months, respective ly; P = 0.03). Flow cytometry measurements for MRD were available for 21 of 28 patients who achieved CR/nPR: 16 of 20 patients on the Genasense arm and 5 of 8 on the Flu/Cy-only arm. Data presented today showed that 69% of CR/nPR patients in the Genasens e group showed no residual disease by flow cytometry compared with 40% of CR/nPR patients in the Flu/Cy-only group.

In an ongoing Phase 2 study evaluating the safety of combining Genasense with fludarabine plus rituximab (FRG), 18 of 24 patients have achieved CR/nPR or partial response, including 5 of 5 previously untreated patients and 13 of 19 previously treated patients. Preliminary results from this study indicate that 2 patients (one from each group) have also shown no evidence of MRD by flow cytometry.

Safety

The clinical safety of Genasense in CLL has previously been reported both as a single agent (http://www.jco.org/cgi/content/abstract/23/30/7697; J. Clin. Oncol. 23:7697, 2005) and in combination with fludarabine plus cyclophosphamide (http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html.). In the FRG study, 7 patients developed Grade 3 rituximab-associated infusion reactions, and reactions in 2 of these patients were classified as serious. However, 5 of the 7 patients, who experienced reactions during the first treatment cycle, were able to continue treatment with rituximab. No other serious reactions occurred in more than 1 patient each.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia- lymphoma.org.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory c hronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many risks and uncertainties, which could cause actual results to differ materially from any future results expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements about: the Company’s ability to obtain necessary regulatory approval for Genasense® (oblimersen sodium) Injection from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”); the safety and efficacy of the Company’s products; the commencement and completion of clinical trials; the Company’s ability to develop, manufacture and sell its products; the adequacy of the Company’s capital resources and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations; and other risks described under Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its subsequent Form 10-Q filings. You are also encouraged to read the Company’s filings with the Securities and Exchange Commission for a discussion of such risks and uncertainties. The Company does not undertake to update any forward-looking statements.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations Tara Spiess/Andrea Romstad TS Communications Group, LLC info@genta.com (908) 286-3980	Media Relations Greg Tiberend Richard Lewis Communications, Inc. (212) 827-0020